AJSH & Co LLP
Chartered Accountants
(Formerly known as " AJSH & Co. " converted and registered as LLP on 11-04-2016 vide LLPIN: AAG-1471)

C-7/227, Sector-7, Rohini
New Delhi-110085
+91 11 45596689
Web : www.ajsh.in
E-mail : info@ajsh.in

October 16, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 2-549-7561

Re: DLT Resolution Inc.
Commission File No. 333-148546

Ladies and Gentlemen:

We have read the statements of DLT Resolution Inc. pertaining to our firm, AJSH & Co LLP, included in Item 4.01(a) of Form 8-K dated October 16, 2018 and we are in agreement with the statements contained in that document regarding our firm.

We hereby consent to the filing of this letter as an exhibit to the report on Form 8-K.

Very truly yours,

AJSH & Co.

AJSH & Co LLP